Exhibit 10.26

PAPA MURPHY’S HOLDINGS, INC.

2014 Equity Incentive Plan

Restricted Stock Agreement

THIS AGREEMENT (the “Agreement”) is made between Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”), and [—] (the “Participant”), effective [—] (the “Effective Date”).

RECITALS:

WHEREAS, the Company has adopted the Papa Murphy’s Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement and capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee desires to issue shares of Common Stock (the “Restricted Stock”) subject to certain restrictions and vesting requirements related to the ownership of the Restricted Stock by the Participant and other matters described herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Restricted Stock Award

On [—] (the “Date of Grant”) the Company hereby grants to the Participant [—] shares of Restricted Stock, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as forth in the Plan.

2.	Issuance of Shares

(a)	Stock Certificates. The Restricted Stock will be issued in un-certificated form on the books of the Company’s transfer agent.

(b)	Shareholder Rights. The Participant shall have all rights of a stockholder with respect to the Restricted Stock, including voting rights; provided, that, (x) any regular cash dividends paid with respect to an unvested Share of Restricted Stock shall be withheld by the Company and shall be paid to the Participant, without interest, within thirty (30) days after such Share of Restricted Stock becomes vested hereunder and (y) any property (other than cash) distributed with respect to an unvested Share of Restricted Stock (the “associated share”), including without limitation a distribution of Shares by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be forfeited if and when the associated share is so forfeited or shall vest if and when the associated share vests.

(c)

Withholding Requirements. As a condition to the grant or vesting of the Restricted Stock, the Participant shall make such arrangements as the Committee may require for the satisfaction of any Federal, state, local or foreign withholding tax obligations that may arise in connection with such Restricted Stock. Unless otherwise provided by the Committee, the Participant may elect to satisfy such obligations in cash or by having the Company withhold a number of shares of Common Stock having a value equal to such obligation.

3.	Vesting of Restricted Stock

(a)	In General. Except as provided in Section 3(b) and 3(c), the Restricted Stock shall vest on the first (1st) anniversary of the Date of Grant, subject to continued Service with the Company.

(b)	Change in Control. The Restricted Stock shall become fully vested upon consummation of a Change in Control, subject to the Participant’s continued Service on the date of such Change in Control.

(c)	Termination of Service. The Participant shall forfeit all unvested Restricted Stock upon a termination of Service with the Company and any of its Subsidiaries for any reason. The Participant shall forfeit all vested shares of Common Stock upon a termination or removal for cause.

4.	Adjustment of Shares

In the event of any change with respect to the outstanding shares of Common Stock of the Company, the Restricted Stock may be adjusted in accordance with Section 4.5 of the Plan.

5.	Miscellaneous Provisions

(a)	Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

(b)

Section 83(b) Election. The Participant may file an election pursuant to Section 83(b) of the Code with respect to the Restricted Stock, provided that the Participant has made such arrangements as the Committee may require for the satisfaction of any Federal, state, local or foreign withholding tax obligations with respect to the transfer of Shares in cash, upon the filing of such election. If the Participant makes an election pursuant to Section 83(b) of the Code, the Participant shall file, within thirty (30) days following the date of grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b) of the Code, even if the Participant requests the Company or its representatives to make this filing on his or her behalf.

(c)	Non-transferability. No Restricted Stock may be transferred, assigned, pledged or hypothecated by the Participant during the Participant’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, except (i) by beneficiary designation, will or the laws of descent and distribution and (ii) in the case of a transfer by the Participant to its affiliate with the prior written consent of the Committee in its sole discretion.

(d)	No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(e)	Transfer Restrictions. Any shares of Common Stock delivered hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable Federal or state laws, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(f)	Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(g)	Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(h)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(i)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the

Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(j)	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(k)	Amendment. This Agreement shall not be amended unless such amendment is agreed to in writing by both the Participant and the Company.

(l)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, as such laws are applied to contracts entered into and performed in such jurisdiction.

(m)	Signature in Counterparts. This Agreement may be signed in counterparts, manually, or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

By accepting this Grant (as the Participant), I acknowledge and agree that this award of Restricted Stock is granted under and governed by the terms of the Papa Murphy’s Holdings, Inc. 2014 Equity Incentive Plan, which is attached to and made a part of this document. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Award Agreement as of the Effective Date.

Participant	Papa Murphy’s Holdings, Inc.

Name:	Name:

Title:

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